UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Under to §240.14a-12

Angel Financial Strategies Income Term Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 30, 2025

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST

Dear Shareholder,

Your Angel Oak Financial Strategies Income Term Trust (FINS) (the “Fund”) is holding its annual meeting of shareholders on June 26, 2025, at which you will be asked to vote on several matters, including the following two important matters:

1.	The approval of a new investment advisory agreement between the Fund and Angel Oak Capital Advisors, LLC (“Angel Oak”), the investment adviser to the Fund since its inception; and

2.	The election of two incumbent Independent Trustees, both of whom have represented shareholders on the Board of Trustees (the “Board”) since the Fund’s inception.

Your Board representing you as a shareholder has reviewed the proposals and unanimously recommends that you vote FOR both of these important proposals using the WHITE proxy card.

Trevor Montano, a short-term shareholder (since October 2024) currently holding just 0.09% of outstanding shares in the Fund, is conducting a proxy solicitation for his own benefit to be elected to the Board. He is also asking you to vote against the new investment advisory agreement with Angel Oak.

Vote all WHITE proxy cards from your Fund.	Discard all GREEN proxy cards from Mr. Montano.

Why vote in favor of the proposals using the WHITE proxy card?

Under the oversight of your current Board, your Fund has outperformed its benchmark and the investment grade index on a year-to-date, 1-Year, 3-Year and Since Inception basis, as of May 28, 2025. Your Fund has delivered a double-digit cumulative return since inception, garnering a coveted 5-star rating by Morningstar. Your Fund, which raised its dividend by 15% in September 2023, employs a consistent distribution policy and has paid shareholders over $7 per share in distributions since inception. Your Fund’s recent rights offering was over-subscribed, primarily by current shareholders, confirming shareholder confidence in your Fund and Angel Oak as the current investment adviser. Additionally, Angel Oak recently voluntarily lowered its management fee for the next six months, in conjunction with the recent rights offering. These decisive actions have increased trading volume and liquidity and have narrowed the discount to less than 5%, as of May 28, 2025, which is amongst the best in our peer group.

Why reject Mr. Montano and discard the green proxy card?

Mr. Montano’s solicitation, if successful, could disrupt your Fund’s operations and potentially leave your Fund without an investment adviser. Mr. Montano’s recommendations will increase your Fund’s expenses, which are paid by you as a shareholder. Mr. Montano does not have any experience as a Board member overseeing a closed-end investment company like your Fund. More broadly, he also does not have any experience as a Trustee for any registered investment companies. The credentials and experience of the incumbent Independent Trustees far outweigh those of Mr. Montano.

The Board of your Fund urges you

NOT to sign any proxy cards from Mr. Montano.

It is imperative that you vote FOR the proposals on the WHITE proxy card. If you already signed a green proxy card, you have the right as a shareholder of the Fund to change your vote before the meeting takes place. You can do this by completing the WHITE proxy card sent to you by your Fund, which will replace the green proxy card you previously completed. Regardless of the number of shares you own, it is important that you are represented at the meeting by voting your proxy.

If you have any questions, please contact your Fund’s proxy solicitor, EQ Fund Solutions, at 800-581-3783, Monday through Friday between the hours of 9:00am and 10:00pm Eastern Time.

3344 Peachtree Road NE, Suite 1725 | Atlanta, GA 30326 | 404.953.4900 | angeloakcapital.com

The Morningstar RatingTM for funds, or “star rating”, is calculated for funds with at least a three-year history. (Exchange-traded funds and open-end mutual funds are considered a single population for comparative purposes.) It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly excess performance (excluding the effect of sales charges, if any), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each fund category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star.

Past performance is no guarantee of future results.

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